Exhibit 99.1

Operator

Good afternoon and welcome to the Global Net Lease Second Quarter 2024 Earnings Call. [Operator Instructions]. I would now like to turn the call over to Jordyn Schoenfeld, Associate at Global Net Lease. Please go ahead.

Jordyn Schoenfeld

Thank you. Good morning everyone, and thank you for joining us for GNL's second quarter 2024 earnings call. Joining me today on the call is Michael Weil, GNL’s Chief Executive Officer, and Chris Masterson, GNL’s Chief Financial Officer.

The following information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please review the forward-looking and cautionary statements section at the end of our second quarter 2024 earnings release for various factors that could cause actual results to differ materially from forward-looking statements made during our call today. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss certain non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. Descriptions of those non-GAAP financial measures that we use, such as AFFO and Net Debt to Adjusted EBITDA, and reconciliations of these measures to our results as reported in accordance with GAAP are detailed in our earnings release and in our Quarterly Report on Form 10-Q for the second quarter 2024.

I'll now turn the call over to our CEO, Michael Weil. Mike?

Mike Weil

Thanks, Jordyn. Good morning and thank you all for joining us today.

At the beginning of 2024, GNL initiated a comprehensive business plan with clear financial objectives. We are currently on track to achieve or exceed these objectives following another successful quarter, marked by increased guidance of our strategic disposition initiative, further leverage reduction, efficient balance sheet execution, AFFO per share growth, strong leasing momentum and continued synergies and internalization-related savings.

At the start of 2024, GNL implemented an asset disposition program and provided guidance of $400 million to $600 million in total sale proceeds from dispositions to be used for debt paydown, with a cash cap rate between 7.0% and 8.0% on occupied assets. The primary objectives are to reduce our Net Debt to Adjusted EBITDA, lower our cost of capital, and align our leverage with industry peers.

We are excited about the significant progress we have achieved to date. As of August 1st, total transactions – including our closed dispositions plus pipeline – total $728 million at a cash cap rate of 7.3% on occupied assets, with a weighted average remaining lease term of 5.3 years. This includes:

•	$371 million from successfully closed dispositions at a cash cap rate of 7.4% on occupied assets;
•	$227 million in dispositions currently under PSA at a cash cap rate of 6.7% on occupied assets; and
•	$130 million in dispositions with executed LOIs at a cash cap rate of 7.7% on occupied assets.

As a result of the robust pipeline we have built in the early stages of our strategic disposition effort, we have raised our guidance for the disposition initiative to $650 million to $800 million of closed transactions in 2024 within our stated 7% to 8% cash cap rate. We believe the 7.3% cash cap rate achieved on the occupied dispositions demonstrates the value of our primarily investment-grade portfolio, representing a significant premium compared to GNL’s current implied cap rate. We remain committed to reducing leverage into 2025 and we plan to disclose additional information on incremental dispositions as part of our 2025 business plan.

These dispositions are focused on non-core assets with shorter weighted average remaining lease terms compared to our portfolio average as well as opportunistic sales. As part of this strategy, we anticipate further reducing our office portfolio through non-core dispositions, targeting an exposure below 20% of total portfolio straight-line rent by the end of 2024. Notable sales in the quarter include 20 single-tenant retail properties leased to Truist, totaling over $50 million at a 6.4% cash cap rate and a portfolio of nine properties leased to Americold for $170 million.

The Americold portfolio, with its 3.3 years of weighted average remaining lease term and renewal uncertainties, generated $170 million of gross proceeds, which we used to pay down our 2025 maturing debt balance during the quarter, with the remaining proceeds used to further pay down our revolving credit facility.

This strategy exemplifies GNL’s commitment to enhancing asset value and delivering long-term shareholder returns. Additionally, we have nearly $180 million in vacant property dispositions that are closed or under agreement, which are expected to eliminate over $3 million of annualized operating expenses, assuming closing of the transactions contemplated by such agreements.

We are pleased to report that our progress in the 2024 strategic disposition plan has enabled us to achieve a Net Debt to Adjusted EBITDA ratio of 8.1x at the end of the second quarter, down from 8.4x last quarter. While we have more work ahead of us, we are optimistic about the progress we’ve made this far and are confident in our ability to further reduce leverage in the second half of the year without negatively impacting our AFFO per share.

I want to emphasize that a key priority of our disposition strategy is selling assets held on our revolving credit facility, as these assets incur the highest interest costs and allow us to delever on an earnings-neutral basis. If a sale involves assets not on our revolving credit facility, our intent is to allocate the remaining proceeds to reduce our revolving credit facility balance, as we did with our Americold disposition.

Another financing tool that provides GNL with a significant advantage is our ABS Master Trust. To provide some context for those who are not familiar, the Master Trust allows for a flexible collateral pool with the ability to substitute or re-lease assets, which gives GNL more flexibility than what is traditionally found in other types of financings. As we dispose of assets that currently sit on our ABS at an approximately 3.6% interest rate, we replace them with assets from our revolving credit facility, which currently carries a 7.3% floating interest rate on the U.S. dollar portion. This generates over 300 basis points of interest rate savings and allows us the flexibility to continue focusing on reducing our cost of capital as we continue to dispose of assets.

As mentioned, GNL continues to place a strong emphasis on de-risking our balance sheet, focusing on managing near-term debt maturities and increasing the proportion of fixed-rate debt in our portfolio. We have been proactive in addressing near-term debt maturities and as of August 1st, we have successfully addressed 100% of the debt that was scheduled to mature in 2024 through dispositions or refinancing onto our revolving credit facility. As a result, GNL currently has no debt maturities through July of 2025.

Additionally, we previously announced we expect to achieve $75 million in savings resulting from the merger and internalization of our management functions by the end of Q3 2024. We are excited to announce that through Q2 2024, we have already recognized over $74 million of cost synergies with the remaining balance to be realized next quarter.

During the second quarter of 2024, we also showcased our strong asset management capabilities through robust leasing activity. We achieved positive leasing spreads encompassing nearly 1.5 million square feet with attractive renewal spreads that were 4.3% higher than expiring rents. New leases that were completed in the second quarter of 2024 have a weighted average lease term of 8.3 years, while the renewals that were completed during this period have a weighted average lease term of 8.5 years.

Notably, the single-tenant segment completed 16 new leases and renewals, highlighted by an 8.5% renewal spread. The multi-tenant segment completed 81 new leases and renewals resulting in a 2.0% renewal spread, consistent with the high demand we are experiencing at our suburban shopping centers.

Turning to our portfolio, as of the end of the second quarter, we owned 1,242 properties spanning over 64 million square feet and a weighted average remaining lease term of 6.5 years. Our weighted average remaining lease term remained steady quarter-over-quarter, which is directly attributable to our strategic focus on disposing of assets with short remaining lease terms and successful leasing efforts. We believe GNL is well-positioned to continue to navigate external macro challenges given the diverse composition of our net lease portfolio, which is unmatched across geography, asset type, tenant and industry.

Regarding other tenant exposure, GNL maintains limited exposure to Family Dollar of only 7 basis points of straight-line rent and Conn’s and Big Lots each represent just 8 basis points of straight-line rent. We had minimal exposure to Rue21, accounting for only 5 basis points of straight-line rent and no exposure to Red Lobster, which both recently filed for bankruptcy. This is a testament to our portfolio’s impressive diversification and credit underwriting; no single tenant accounts for more than 3.2% of total straight-line rent, and the top 10 tenants collectively contribute only 21% of total straight-line rent. We continue to monitor all tenants in our portfolio and their business operations on a regular basis.

Geographically, 80% of our straight-line rent is earned in North America, and 20% from Europe. The portfolio features a stable tenant base and a high quality of earnings with an industry-leading 59% of tenants receiving an investment-grade or implied investment-grade rating. The portfolio features an average annual contractual rental increase of 1.3%, which excludes the impact of 14% of the portfolio with CPI-linked leases that have historically experienced significantly higher rental increases. I encourage everyone to look at our Q2 2024 Investor Presentation on our website for more details on each segment of our portfolio.

We remain committed to executing on our systematic and prudent approach to achieving our financial objectives, focusing on reducing Net Debt to Adjusted EBITDA without negatively impacting earnings while organically enhancing NOI through lease-up initiatives and contractual rent growth. We are pleased with our first-half achievements and look forward to sustaining this momentum in the second half of 2024.

I'll turn the call over to Chris to walk through the financial results and balance sheet matters in more detail. Chris?

Chris Masterson

Thanks, Mike. Please note that, as always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, which is posted on our website.

For the second quarter 2024 we recorded revenue of $203 million and a net loss attributable to common stockholders of $47 million, compared to $206 million and $35 million in Q1 2024, respectively. AFFO grew 2% to $77 million, or $0.33 per share in the second quarter of 2024, compared to $75 million, or $0.33 per share, in Q1 2024, representing a 2% AFFO per share increase from last quarter. We achieved a significant reduction in income tax expense in Q2 2024, driven by the continued benefits from the successful European tax restructure and a $3.8 million tax benefit recognized in the quarter.

Looking at our balance sheet, our debt comprises $1.0 billion in senior notes, $1.7 billion on the multi-currency revolving credit facility and $2.4 billion of outstanding gross mortgage debt, with zero debt maturing for the remainder of the year. Our debt includes 90% fixed rate debt, which incorporates floating rate debt with in-place interest rate swaps, and our interest coverage ratio was 2.4x.

It’s important to note that even though 90% of our debt is subject to fixed rates, the current sustained high interest rate environment has a temporary effect on the portion of our debt that isn’t fixed or swapped. To mitigate this, in April we reduced variable rate debt exposure through a $237 million CMBS re-financing and swapped $300 million of the U.S. Dollar portion of our revolving credit facility to an interest rate that is 120 basis points lower than the current floating interest rate, effective April 1, 2024. Additionally, in March we entered into 200 million of GBP swaps that are approximately 90 basis points lower than the 1-month SONIA. These proactive cost-cutting actions have reduced our weighted average interest rate to 4.7%, down from 4.8% in Q1 2024 and increased the portion of our debt that is fixed-rate to 90%, up from 84% in Q1 2024.

At the end of the second quarter, our Net Debt to Adjusted EBITDA ratio was 8.1x based on Net Debt of $5.0 billion, a decrease of 0.3x from the prior quarter, largely due to the $277 million of dispositions closed in Q2. We have successfully managed to reduce our outstanding debt balance by $251 million from Q1 2024 and we intend to further reduce our outstanding debt balance as we close on the dispositions currently in our pipeline. We have liquidity of approximately $220 million and $214 million of capacity on our revolving credit facility.

As of June 30, 2024 we had approximately 230.8 million common shares outstanding, and approximately 230.4 million shares outstanding on a weighted average basis.

Turning to our outlook for the remainder of 2024, based on progress to date, we are reaffirming our AFFO per share guidance range of $1.30 to $1.40 and a Net Debt to Adjusted EBITDA range of 7.4x to 7.8x. As Mike mentioned, we have increased guidance related to our disposition initiative to $650 million to $800 million from $400 million to $600 million.

I'll now turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Chris.

GNL made significant progress in the first half of 2024, effectively executing the business plan we set forth at the beginning of the year and demonstrating strong performance across multiple strategic initiatives. We are pleased with the velocity of our 2024 strategic disposition plan, with closed and pipeline dispositions totaling $728 million at favorable cash cap rates, underscoring the strength of our investment-grade portfolio. This initiative has been crucial in our efforts to align our leverage with industry peers by reducing Net Debt to Adjusted EBITDA. During the successful second quarter, we saw a 0.3x decrease in Net Debt to Adjusted EBITDA to 8.1x, with further reductions anticipated in the second half of the year. Our disposition initiative is being executed on an earnings neutral basis, as demonstrated by our AFFO per share growth quarter over quarter. And importantly, it’s worth reiterating that our proactive approach to managing near-term debt maturities has resulted in zero debt maturities through July 2025, further solidifying our financial stability.

We have raised disposition guidance to a new range of $650 million to $800 million of closed dispositions in 2024 from an initial range of $400 million to $600 million, reflecting the rapid progress and effectiveness of our initiative. We have recognized 99% of the anticipated cost synergies from the merger and internalization and expect to realize the full balance by next quarter as originally projected. Additionally, continued strong leasing activities have increased portfolio occupancy and generated positive renewal spreads. As we look ahead, we believe the net lease industry continues to offer stable and predictable income, as demonstrated by GNL’s successful second quarter results. We remain committed to executing our 2024 business plan and are optimistic about maintaining positive momentum, especially with tailwinds from potential rate cuts.

As always, we’re available to answer any questions you may have on this quarter after the call.

Operator, please open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions]